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EXHIBIT 99.2

Riverstone Sells $150 Million of 3.75% Convertible Subordinated Notes

SANTA CLARA, Calif.--Nov. 15, 2001--Riverstone Networks, Inc. (Nasdaq:RSTN) announced today that it agreed to privately place $150 million aggregate principal amount of 3.75% convertible subordinated notes due 2006. The notes will be unsecured obligations, convertible into Riverstone Common Stock at a conversion price of approximately $18.16 per share. The company has granted the initial purchasers of the notes a 30-day option to purchase an additional $25 million principal amount of the notes. The placement of the notes is expected to close on November 21, 2001.

The net proceeds of the offering will be used for general corporate purposes, including working capital and capital expenditures. The company may also use a portion of the net proceeds to fund acquisitions of complementary businesses, products or technologies.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

The securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Contact:
   Riverstone Networks, Inc.
   Peter Ruzicka, 408/878-6756 (Public Relations)
     pruzicka@riverstonenet.com
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   Tracy Urquhart, 408/878-6593 (Investor Relations)
     tracyu@riverstonenet.com
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